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                                                                 ATTACHMENT "A"

                                   NEXTHEALTH

                   ELEMENTS OF COMPENSATION - WAYNE MORRISON
                     VICE PRESIDENT/CHIEF FINANCIAL OFFICER

BASE SALARY: $137,500

(Your employment may be terminated by the Company for cause, at any time, and without notice. If your employment is terminated for cause, there shall be no continuing obligation on the Company's part to perform under the terms of this agreement. If your employment is terminated for any other reason during the first year of employment, you shall receive a severance payment of up to twelve months reduced by the number of months actually worked, but in any case, no less than six months. At the completion of your first full year of employment, any termination benefit will be in accordance with the corporate policy in effect at that time.)

BONUS OPPORTUNITY: Up to 25% of base, based on the Executive Incentive Plan administered by the Compensation Committee of the Board of Directors. (A copy will be available to you in Tucson or sooner if you wish.)

STOCK OPTIONS: 50,000

Option to acquire stock, one-half (1/2) of the award at the market price on 1st day of employment; and, one-half (1/2) at a 50% premium to the market price on that day. Vesting at 25% of the award per year. Options have a ten
(10) year term.

You will be eligible to participate in the annual options grants which are typically awarded after the conclusion of each fiscal year - again governed by Executive Incentive Plan provisions.

BENEFITS:
(Consistent with executives at your level)

*       Premium paid for the Company-sponsored family medical insurance program

* 401(k) plan (eligible to enter plan after six months of continuous service). The plan calls for corporate matching of employee contributions of 50% up to 6% of compensation and 25% on contributions over 6% up to the Federal allowable maximum.

* A term life insurance policy, based on three (3) times your annual salary, contingent upon successfully passing a physical examination.

*       Company paid long-term disability

*       Four weeks annual vacation

*       Right to the use of the Company condominium at Snowmass, Colorado.


                                                                  Exhibit 10.59
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*    Participate as one of the named executives in the Company's country club memberships.

RELOCATION AND MISCELLANEOUS:

House hunting trips for your wife and yourself. Our policy is two (2) trips, but we can do what is necessary to support the transition.

Temporary living expenses of $1500 per month for up to 180 days or until you find a home, whichever is earlier.

Cover actual costs of the household move not to exceed $10,000. We will also cover other incidental move costs as documented.

HOME SALE AND PURCHASE:

NextHealth will cover up to $15,000 in costs associated with the sale of your home in North Carolina (commission) and the acquisition of your home in Tucson (closing costs).

MISCELLANEOUS COSTS:

Payment of one month's salary in advance ($10,416.67) for the purpose of covering miscellaneous and incidental costs associated with your move.


Accepted:


/s/ WAYNE M. MORRISON
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